UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 13, 2016
(Date of earliest event reported)

CELLECTAR BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-36598	04-3321804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3301 Agriculture Drive
Madison, WI 53716
(Address of principal executive offices)

(608) 441-8120
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

ITEM 3.03	MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

On October 1, 2015, Cellectar Biosciences, Inc. (the “Company”) offered and sold warrants (the “October 2015 Purchase Warrants”) to purchase up to 150,000 shares of common stock at an exercise price of $28.30 per share and pre-funded warrants (the “October 2015 Pre-Funded Warrants” and together with the October 2015 Purchase Warrants, the “October 2015 Warrants”) to acquire up to 48,274 shares of common stock. The October 2015 Purchase Warrants provide, among other things, that until the Company completes an equity financing with gross proceeds of at least $10.0 million, if the Company issues shares of common stock or common stock equivalents for a purchase price less than the then-effective exercise price for the October 2015 Purchase Warrants, the exercise price of the October 2015 Purchase Warrants will be reduced to equal such lower price. Similarly, the October 2015 Pre-Funded Warrants provide that if the Company issues shares of common stock or common stock equivalents at a purchase price less than the then-effective warrant share purchase price for the Pre-Funded Warrants, which was initially $22.00 per share, the number of shares of common stock issuable upon the exercise of the October 2015 Pre-Funded Warrants will be increased to equal (i) the product of the then-effective warrant share purchase price multiplied by the number of shares of common stock for which the October 2015 Pre-Funded Warrants may be exercised, divided by (ii) such lower sale price. Following any such adjustment, the warrant share purchase price for the October 2015 Pre-Funded Warrants shall be adjusted to be the lower sale price. The foregoing share and per share amounts reflect the one-for-ten reverse stock split effected by the Company in March 2016.

On April 13, 2016, the Company entered into an amendment and exchange agreement (the “Warrant Restructuring Agreement”) with the holders of the October 2015 Warrants pursuant to which the Company agreed with those holders that upon the consummation of the firm commitment underwritten offering by the Company of shares of common stock, Series A-2016 warrants to purchase shares of Common Stock and Series B-2016 pre-funded warrants to purchase shares of Common Stock, pursuant to the registration statement on Form S-1 (File No. 333-208638) filed by the Company (the “Underwritten Offering”), the exercise price of the October 2015 Purchase Warrants will be reduced to the public offering price per share of the shares of common stock sold in the Underwritten Offering and that the warrants would be amended such that the exercise price would no longer be subject to adjustment in connection with future equity offerings the Company may undertake. In consideration of this amendment, the Company agreed to issue to each of those holders a new warrant to purchase an additional number of shares of common stock equal to twice the number of shares of common stock underlying the October 2015 Purchase Warrants held by them. The new warrants will have an exercise price equal to the public offering price of the shares of common stock sold in the Underwritten Offering, will become exercisable on the date that is six months following their initial issuance date and will expire on the fifth anniversary of the date on which they initially become exercisable. The Company has agreed to file a registration statement on Form S-3 within 60 calendar days of the closing of the Underwritten Offering to provide for the resale of the shares of common stock issuable upon the exercise of the newly issued warrants.

Pursuant to the Warrant Restructuring Agreement, the Company also agreed to exchange October 2015 Pre-Funded Warrants relating to 48,274 shares of the Company’s common stock for shares of a newly designated Series Z Convertible Preferred Stock (the “Series Z Preferred Stock”) having an aggregate stated value equal to approximately $1,062,000, which was the aggregate purchase price of the October 2015 Pre-Funded Warrants. The Series Z Preferred Stock will initially be convertible into such number of shares of common stock equal to the number of shares of common stock originally issuable upon exercise of the 2015 Pre-Funded Warrants, as adjusted for the number of shares issuable as a result of the consummation of the Underwritten Offering and any subsequent equity issuance at a price less than the then-effective exercise price prior to the actual exchange. The shares of Series Z Preferred Stock will have limited voting rights and will not be entitled to dividends, except as declared on the Company's common stock, and will participate with the common stock, on a pari passu basis, in any dividend or distribution upon liquidation. The terms of the Series Z Preferred Stock are otherwise substantially similar to the terms of the October 2015 Pre-Funded Warrants, including with respect to adjustment of the conversion rate in connection with future offerings of the Company’s common stock at prices less than the then-effective conversion rate. The exchange of the October 2015 Pre-Funded Warrants for shares of Series Z Preferred Stock is conditioned upon the Company obtaining the approval of its stockholders as required by the applicable rules and regulations of the Nasdaq Stock Market. The Company has agreed to hold a meeting of stockholders, which may be its annual meeting of stockholders, to obtain their approval of the Series Z Preferred Stock within 90 days of the closing of the Underwritten Offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2016	CELLECTAR BIOSCIENCES, INC.

	By:	/s/ Chad J. Kolean
Name: Chad J. Kolean
Title: Vice President and Chief Financial Officer

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